PRICING SUPPLEMENT NO. 4, DATED NOVEMBER 12, 1997          RULE 424(b)(3)
                                                        FILE NO. 33-55953

(TO PROSPECTUS DATED MAY 24, 1995 AND
 PROSPECTUS SUPPLEMENT DATED JUNE 27, 1995)

                         AVCO FINANCIAL SERVICES, INC.

                          MEDIUM-TERM NOTES, SERIES G
                                (FLOATING RATE)
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
Trade Date: November 12, 1997             Initial Interest Rate:  LIBOR-Telerate (+4 Basis Points)
Original Issue Date: November 17, 1997                            on November 13, 1997
Principal Amount: $150,000,000            Base Rate:   / / CD Rate  / / Commercial Paper Rate
                                                       / / Federal Funds Rate  / / Prime Rate
Issue Price: See below                                 / / LIBOR-Reuters  /X/ LIBOR-Telerate
Maturity Date: November 17, 1999                       / / Treasury Rate  / / Other (see attached)
Form:  /X/ Book-Entry                     Interest Reset Period:
       / / Certificated                                / / Daily  / / Weekly  / / Monthly
                                                       /X/ Quarterly  / / Semi-Annually  / / Annually
Interest Reset Dates:  Feb. 17, May 17, Aug. 17 and Nov. 17 of each year (or next succeeding Business Day)
Interest Payment Period:  Quarterly
Interest Payment Dates:  Feb. 17, May 17, Aug. 17, Aug. 17 and Nov. 17 of each year
                         (or next succeeding Business Day)
Index Maturity:  3 Month
Spread (+/-):  +4 Basis Points
Spread Multiplier:  N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

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Redemption:

  /X/ The Notes cannot be redeemed prior to maturity
  / / The Notes may be redeemed prior to maturity

                             REDEMPTION             REDEMPTION
                              DATE(S)                PRICE(S)
                            -----------             ----------


Repayment:

  /X/ The Notes cannot be repaid prior to maturity
  / / The Notes may be repaid prior to maturity at the option of the holder of the Note

                            REPAYMENT              REPAYMENT
                             DATE(S)                PRICE(S)
                            ---------              ---------


Original Issue Discount Note:  / / Yes    /X/ No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:
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Agent:  /X/ Morgan Stanley & Co. Incorporated   ABN AMRO Chicago Corporation
            /X/ Merrill Lynch & Co.               Chase Securities Inc.
                /X/ Salomon Brothers Inc            Citicorp Securities, Inc.
                    /X/ Other:  See Above

Agent acting in the capacity as indicated below:

           / / Agent                     /X/ Principal

If as principal:

            /X/ The Notes are being offered at varying prices related to prevailing market prices at the time of resale, as determined by each Agent.

            / / The Notes are being offered at a fixed initial public offering
                price of   % of principal amount.
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Other Provisions: Pursuant to separate agreements, each of the above named
Agents has severally agreed to purchase $25,000,000 principal amount of the Notes at 99.8% of the principal amount. The purchase by each such Agent is not conditioned upon the purchase by any other Agent. In the ordinary course of their businesses, affiliates of ABN AMRO Chicago Corporation, Chase Securities, Inc. and Citicorp Securities, Inc. have engaged, and may in the future engage, in commercial banking transactions with the Company and its affiliates.